As filed with the Securities and Exchange Commission on May 28, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Brooke Corporation

(Exact name of registrant as specified in its charter)

Kansas	6411	48-1009756

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)
8500 College Boulevard
Overland Park, Kansas 66210
(913) 661-0123
(Address including zip code, area code and
telephone number, of Registrant’s principal executive offices)
Leland G. Orr
Chief Executive Officer, President and Vice Chairman of the Board
8500 College Boulevard
Overland Park, Kansas 66210
(913) 661-0123
(Name, address, including zip code, area code
and telephone number of agent for service)
With copies sent to:

Robert J. Ahrenholz, Esq.	Carl Baranowski, General Counsel
Kutak Rock LLP	Brooke Corporation
1801 California Street, Suite 3100	8500 College Boulevard
Denver, Colorado 80202	Overland Park, Kansas 66210
(303) 297-2400	(913) 661-0123
Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐               Accelerated filer ☑                         Non-accelerated filer ☐                         Smaller reporting company ☐
                                        (Do not check if a smaller reporting company)

		Proposed
Title of each class	Amount	maximum	Proposed maximum	Amount of
of securities to	to be	offering price	aggregate offering	registration
be registered(1)	registered	per share	price	fee(3)
Common Stock, $0.01 par value per share	15,934,706	$0.965(5)	$15,376,991(2)	$604.32
Rights to purchase Common Stock, par value $0.01 per share	15,934,706	N/A	N/A	$0.00(4)

(1)	This registration statement relates to (a) non-transferable rights to purchase Common Stock of Brooke Corporation, or the Registrant, which rights will be issued to holders of Common Stock and holders of series 2006 preferred stock of the Registrant and (b) the Common Stock deliverable upon the exercise of the non-transferable rights pursuant to the rights offering. This registration statement also covers any additional number of Common Stock as may become issuable pursuant to Rule 416 due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(2)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.

(3)	Registration fee calculations are based on the filing fee of $39.30 per $1,000,000 of securities registered.

(4)	The rights are being issued for no consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable.

(5)	Calculated as of May 27, 2008 pursuant to prices of the Registrant’s common stock as reported by the NASDAQ Global Market as of such date.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted until that registration statement becomes effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 28, 2008
PROSPECTUS
Brooke Corporation
15,934,706 Shares of Common Stock
Rights to purchase up to 15,934,706 Shares of Common Stock at $  per Share
     We are distributing at no charge non-transferable subscription rights to purchase shares of our common stock to holders of our common stock and to holders of our 13% Perpetual Convertible Preferred Stock Series 2006 and our series 2006 stock purchase warrants. You will receive one subscription right for each share of common stock owned, or in the case of the series 2006 preferred stock and the series 2006 warrants, one subscription right for every share issuable upon conversion or exercise, at the close of business on                      ___, 2008. We are distributing subscription rights exercisable for up to an aggregate of 15,934,706 shares of our common stock. The proceeds from this rights offering will be used to pay debt and for general corporate purposes. We expect the total purchase price of the shares offered in this rights offering to be approximately $                     million, assuming full participation.
     Each subscription right will entitle you, as a holder of our common stock or series 2006 preferred stock or series 2006 warrant, to purchase one share of our common stock at a subscription price of $  per share. Subscribers who exercise their rights in full may over-subscribe for additional shares, subject to certain limitations, to the extent shares are available. The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Daylight Time, on                      ___, 2008, unless extended.
     You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering period. Unless our board of directors withdraws or terminates the rights offering, all exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred, except under limited circumstances described herein.
     We may withdraw or terminate the rights offering at any time prior to its expiration upon determination of our board of directors. If we withdraw or terminate this offering, we will return your subscription price, but without any payment of interest.
     The shares are being offered directly by us without the services of an underwriter or selling agent.
     Shares of our common stock are traded on the NASDAQ Global Market under the symbol “BXXX.” On                      ___, 2008, the closing sales price for our common stock was $  per share. The shares of common stock issued in the rights offering will also be listed on the NASDAQ Global Market under the same symbol.
     Investing in our common stock involves a high degree of risk. See “RISK FACTORS” beginning on page 12 to read about factors you should consider before you make your investment decision.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                      __, 2008.

     You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date.
 i

FORWARD-LOOKING STATEMENTS
     We caution you that this prospectus includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that act. Among other things, these statements relate to our financial condition, results of operations and business. These forward-looking statements are generally identified by the words or phrases “would be,” “will allow,” “expect to,” “intend to,” “will continue,” “is anticipated,” “estimate,” “plan,” “may,” “believe,” “implement,” “build,” “project” or similar expressions and references to strategies or plans.
     While we provide forward-looking statements to assist in the understanding of our anticipated future financial performance, we caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date that we make them. Forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Actual results may differ materially from those contained in or implied by these forward-looking statements for a variety of reasons. These risks and uncertainties are discussed in more detail under “Risk Factors” in this prospectus and include, but are not limited to:
•	prevailing economic conditions, either nationally or locally in some or all areas in which we conduct business or conditions in the securities markets or the banking industry;

•	changes in interest rates, deposit flows, loan demand, real estate values and competition, which can materially affect, among other things, consumer banking revenues, origination levels in our lending businesses and the level of defaults, losses and prepayments on loans made by us, whether held in portfolio or sold in the secondary markets;

•	operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which our banking segment is highly dependent;

•	changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; risks and uncertainties related to mergers and related integration and restructuring activities; conditions in the securities markets or the banking industry;

•	our borrowers’ financial performance and their potential ability to repay amounts due to us;

•	inability to fund our loans through sales to third parties;

•	inability to secure the lines of credit and additional sources of funding necessary to accommodate our growth;

•	certain assumptions regarding the profitability of our securitizations, loan participations, warehouse lines of credit and other funding vehicles, which may not prove to be accurate;

•	the value of the collateral securing our loans;

•	potential litigation and regulatory proceedings regarding commissions, fees, contingency payments, profit sharing and other compensation paid to brokers or agents;

•	dependence on key personnel; and

•	the level of expenditures required to comply with the Sarbanes-Oxley Act and the potential material adverse effects of not complying with the Sarbanes-Oxley Act.

     We expressly disclaim any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in our views or expectations, or otherwise. We make no prediction or statement about the market performance of our shares of common stock.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING
     The following are examples of what we anticipate will be common questions about our rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about our rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the common stock of the Company and our business.
     Exercising the rights and investing in our common stock involves risks. We urge you to carefully read the section entitled “RISK FACTORS” beginning on page 12 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.
What is a rights offering?
     We are distributing to holders of our common stock, to holders of our 13% Perpetual Convertible Preferred Stock Series 2006 (“series 2006 preferred stock”) and to holders of our series 2006 warrants (the “series 2006 warrants” and, together with the series 2006 preferred stock, the “series 2006 securities”) as of 5:00 p.m. Eastern Daylight Time on                      ___, 2008 (the “record date”), at no charge, subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned at the close of business on the record date. Holders of the series 2006 securities will be entitled to acquire one subscription right for each share of common stock acquirable by such holder immediately prior to the record date. The subscription rights will be evidenced by rights certificates.
What is a right?
     Each whole right gives our shareholders the opportunity to purchase one share of our common stock for $                     per share and carries with it a basic subscription privilege (a “basic subscription privilege”) and an over-subscription privilege (an “over-subscription privilege”). When you “exercise” a subscription right, you choose to purchase one share of common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. See “THE RIGHTS OFFERING—Subscription Privileges.”
How many shares may I purchase if I exercise my rights?
     We are granting to you, as a shareholder of record on the record date, one subscription right for every share of common stock you owned (or in the case of series 2006 securities, one subscription right for every share of common stock issuable upon conversion or exercise) at the close of business on                      ___, 2008, the record date. Each right contains the basic subscription privilege and the over-subscription privilege. If you hold your shares in the name of a broker, dealer, or other nominee who uses the services of The Depository Trust Company, or “DTC,” then DTC will issue one right to the nominee for each share of our common stock you own at the record date. Each right can then be used to purchase one share of common stock for $                     per share.
What is the over-subscription privilege?
     The over-subscription privilege of each right entitles you, if you have fully exercised your basic subscription privilege, to subscribe for additional shares of our common stock (up to the number of shares for which you subscribed under your basic subscription privilege) at the same subscription price per share on a pro rata basis if any shares are not purchased by other holders of subscription rights under their basic subscription privileges as of the expiration date. “Pro rata” means in proportion to the number of shares of our common stock that all subscription rights holders who have fully exercised their basic subscription privileges on their common stock and as converted common stock holdings have requested to purchase pursuant to the over-subscription privilege. See “THE RIGHTS OFFERING—Subscription Privileges.”

What if there is an insufficient number of shares to satisfy the over-subscription requests?
     If there is an insufficient number of shares of our common stock available to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription privilege will receive the available shares pro rata based on the number of shares each subscription rights holder has subscribed for under the over-subscription privilege. Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration of the rights offering. See “THE RIGHTS OFFERING—Subscription Privileges.”
Why are we conducting the rights offering?
     We are making the rights offering to raise additional capital for general corporate purposes and to retire debt. A rights offering provides our shareholders the opportunity to participate in this transaction and minimizes the dilution of their ownership interest in the Company.
How was the subscription price of $                     per share determined?
     Our board of directors determined the subscription price after considering the likely cost of capital from other sources, the price at which our shareholders might be willing to participate in the rights offering, and historical and current trading prices for our common stock. The subscription price for a subscription right is $                     per share. The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock offered in the rights offering. See “THE RIGHTS OFFERING—Determination of Subscription Price.”
Am I required to exercise all of the rights I receive in the rights offering?
     No. You may exercise any number of your rights, or you may choose not to exercise any rights. If you do not exercise any rights, the number of shares of our common stock you own will not change. However, because shares are expected to be purchased by other shareholders in the rights offering, your percentage ownership after the exercise of the rights will be diluted.
How soon must I act to exercise my rights?
     The rights may be exercised only during a very limited period beginning on the date of this prospectus through the expiration date, which is                      ___, 2008, at 5:00 p.m., Eastern Daylight Time, unless extended by us. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the end of the 20-day subscription period. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.
May I transfer my rights?
     No. Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your subscription rights. Subscription rights will, however, be transferable by operation of law (for example, upon the death of the recipient). See “THE RIGHTS OFFERING—Non-transferability of the Subscription Rights.”
Are we requiring a minimum subscription to complete the rights offering?
     No.
Can the board of directors withdraw, terminate, amend or extend the rights offering?
     Yes. The period for exercising your subscription rights may be extended by our board of directors, although we do not presently intend to do so. Our board of directors may withdraw or terminate the rights offering in its sole discretion at any time on or before the expiration of the rights offering for any reason (including, without limitation, a change in the market price of our common stock). In the event that the rights offering is withdrawn or terminated, all funds received from subscriptions by shareholders will be returned. Interest will not be payable on any returned funds. We also reserve the right to amend the terms of the rights offering.
Has our board of directors made a recommendation to our shareholders regarding the exercise of rights under the rights offering?
     No. Our board of directors has not made, and will not make, any recommendation to shareholders regarding the exercise of rights under the rights offering and we have not requested or received a fairness opinion with respect to the offering. You should make an independent investment decision about whether to exercise your rights. Shareholders who exercise rights will risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in the Company will be diluted. For more information on the risks of participating in the rights offering, see the section of this prospectus entitled “RISK FACTORS.”
How do I exercise my rights? What forms and payment are required to purchase the shares of common stock?
     If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, dealer or other nominee:
•	deliver payment in full for the exercise of your basic subscription rights and over-subscription rights by cashier’s or certified check drawn upon a United States bank payable to “American Stock Transfer & Trust Company, as Subscription Agent” or by wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at JP Morgan Chase Bank, ABA #021000021, Account No. 957-341-237; and

•	deliver a properly completed rights certificate to American Stock Transfer & Trust Company, who is the subscription agent, before 5:00 p.m., Eastern Daylight Time, on ___, 2008, unless extended.
     If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your basic subscription privilege. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription privilege, any payment in excess of that required to exercise your basic subscription privilege will be refunded. If the payment exceeds the subscription price for the full exercise of the basic and over-subscription privileges (to the extent specified by you), the excess will be refunded. You will not receive interest on any payments refunded to you under the rights offering. See “THE RIGHTS OFFERING—How to Exercise Your Rights.”
What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, or other nominee?
     If you hold shares through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form. “THE RIGHTS OFFERING— Beneficial Owners.”

When will I receive my new shares?
     If you purchase shares of common stock in the rights offering, you will receive your new shares promptly after the closing of the rights offering.
After I send in my payment and rights certificate, may I change or cancel my exercise of rights?
     No. Unless our board of directors withdraws or terminates the rights offering, all exercises of rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $                     per share.
How much money will the Company receive from the rights offering?
     While the rights offering has no minimum purchase requirement, if we sell all of the shares being offered, we will receive proceeds of approximately $ million in cash, before deducting estimated offering expenses. In addition, Brooke Holdings, Inc., our largest shareholder who owned 44.2% of our outstanding common stock as of May 27, 2008, intends to retire outstanding debt as payment for exercise of its basic subscription privilege and may retire additional outstanding debt to the extent it exercises its over-subscription privilege. Thus, for those rights exercised by Brooke Holdings, Inc., we will retire outstanding indebtedness owned by Brooke Holdings, Inc. in lieu of receiving cash proceeds. See “USE OF PROCEEDS” and “PLAN OF DISTRIBUTION” for more information.
Are there risks in exercising my subscription rights?
     Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully read the section entitled “RISK FACTORS” beginning on page 12 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.
How many shares of common stock will be outstanding after the rights offering?
     As of May 20, 2008, we had 14,523,941 shares of common stock and 20,000 shares of series 2006 preferred stock and series 2006 warrants issued and outstanding. Based upon the maximum of 15,934,706 shares that may be issued pursuant to the rights offering, we would have 30,458,647 shares of common stock outstanding after the closing of the rights offering assuming the exercise of all subscription rights.
If the rights offering is not completed, will my subscription payment be refunded to me?
     Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, we will promptly instruct the subscription agent to return your payment in full. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will send payments through the record holder of your shares. Any funds returned will be returned without interest or deduction.
Will the rights be listed on a stock exchange or national market?
     The rights themselves will not be listed on the NASDAQ Global Market or any other stock exchange or national market. Our common stock will continue to trade on the NASDAQ Global Market under the symbol “BXXX,” and the shares issued in connection with the rights offering will be eligible for trading on the NASDAQ Global Market.

What fees or charges apply if I purchase shares of common stock?
     We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. We will pay all fees charged by the information agent and the subscription agent. In addition, we will pay all fees payable pursuant to tail rights existing in underwriting agreements entered into as part of the private placement of the Company’s securities in 2006 and 2007 should the investors from those transactions elect to exercise their basic or over-subscription privileges. If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.
What are the U.S. federal income tax consequences of exercising rights?
     A holder of common stock should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. A holder of series 2006 securities may recognize dividend income for federal income tax purposes in connection with the receipt of subscription rights in the offering but should not recognize income or loss for federal income tax purposes in connection with the exercise of the subscription rights. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
To whom should I send my forms and payment?
     If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder in accordance with the instructions you receive from that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail, or courier service to the subscription agent whose address and contact information is on page 34. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and payment. We urge you to act quickly to allow sufficient time for delivery of your subscription materials to the subscription agent.
Whom should I contact if I have other questions?
     If you have other questions or need assistance, please contact the information agent, The Altman Group, Inc., at:
Holders call (866) 207-2239
Banks & Brokers call (201) 806-7300
     For a complete description of the rights offering, see “THE RIGHTS OFFERING” beginning on page 29.

PROSPECTUS SUMMARY
     The following summary provides an overview of selected information and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. Therefore, you should also read the more detailed information set out in this prospectus, including the risk factors and the consolidated financial statements and related notes included in or incorporated by reference into this prospectus. In this prospectus, unless the context requires otherwise or unless as otherwise expressly stated, references to “we,” “our,” “us,” “the Company,” and “Brooke” refer collectively to Brooke Corporation and its subsidiaries.
The Company
General
     Brooke Corporation was incorporated as a Kansas corporation on January 22, 1986 under the name of Brooke Financial Services, Inc. We subsequently amended our articles of incorporation, changing our name to Brooke Corporation. Our principal executive offices are located at 8500 College Boulevard, Overland Park, Kansas 66210. Our telephone number is (913) 661-0123. We maintain a website at www.brookecorp.com. The information contained in our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our common stock. We are a holding company that owns, directly or indirectly through another subsidiary, 100% of the voting common stock or other ownership interests of all our subsidiaries, except for our majority ownership interest in Aleritas Capital Corp. and Brooke Capital Corporation. We make and manage investments in the insurance, banking and financial services industries through our holdings in two publicly-traded companies, Brooke Capital Corporation (AMEX:BCP) and Aleritas Capital Corp. (OTCBB:BRCR), and two wholly-owned, privately-held companies, Brooke Brokerage Corporation and Brooke Bancshares, Inc.
Description of Business
     We are a leading provider of insurance and other financial services with operations throughout the United States and we also provide banking services on a regional basis. Through our subsidiaries, we provide clients with analysis, advice and transactional capabilities across four operating segments: Banking Services; Brokerage Business; Insurance Services; and Lending Services. In addition, we operate certain captive insurance companies that self-insure portions of the professional insurance agents’ liability exposure of Brooke Franchise Corporation, its affiliated companies and its franchisees and provide financial guaranty policies to Aleritas Capital Corp. and its participating lenders.
The Rights Offering

Securities offered	We are distributing to you, at no charge, one non-transferable subscription right for every share of our common stock that you owned (or in the case of series 2006 preferred stock and series 2006 warrants, one subscription right for every share of common stock issuable upon conversion or exercise) at 5:00 p.m., Eastern Daylight Time, on ___ __, 2008, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of such shares.

Basic subscription privilege	Each right gives you the opportunity to purchase one share of our common stock for $ per share.

Over-subscription privilege	If you elect to exercise your basic subscription privilege in full, you may also subscribe for additional shares (up to the number of shares for which you subscribed under your basic subscription privilege) at the same subscription price per share. If an insufficient number of shares are available to satisfy fully the over-subscription privilege requests, the available shares will be distributed proportionately among rights holders who exercised their over-subscription privilege based on the number of shares each rights holder subscribed for under the over-subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Record date	5:00 p.m. Eastern Daylight Time on ___ __, 2008.

Expiration date	5:00 p.m. Eastern Daylight Time on ___ __, 2008, unless extended by us, in our sole discretion. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights.

Subscription price	$___ per share, payable in cash, except as described below.

Use of proceeds	Assuming full participation, the proceeds from the rights offering is expected to be $ million in cash, before deducting expenses relating to the rights offering. The proceeds from the rights offering will be used for general corporate purposes including providing financing to our subsidiaries for general operating purposes. In addition, Brooke Holdings, Inc., our largest shareholder who owned 44.2% of our outstanding common stock as of May 27, 2008, intends to retire outstanding debt currently outstanding in the amount of approximately $11,500,000 as payment for exercise of its basic subscription privilege and may also retire additional outstanding debt to the extent it exercises its over-subscription privilege. Thus, for those rights exercised by Brooke Holdings, Inc., we will retire a portion of the outstanding indebtedness owned by Brooke Holdings, Inc. in lieu of receiving cash.

Non-transferability of rights	The subscription rights may not be sold, transferred or assigned (except by operation of law) and will not be listed for trading on the NASDAQ Global Market or on any stock exchange or market or on the OTC Bulletin Board.

No board recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision of whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled “RISK FACTORS” for a discussion of some of the risks involved in investing in our common stock.

No revocation	If you exercise any of your rights, you will not be

permitted to revoke or change the exercise or request a refund of monies paid.

U.S. federal income tax considerations	A holder of common stock should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. A holder of series 2006 securities may recognize dividend income for federal income tax purposes in connection with the receipt of subscription rights, but should not recognize income or loss for federal income tax purposes in connection with the exercise of the subscription rights. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

Extension, withdrawal, termination and amendment	The period for exercising your subscription rights may be extended by our board of directors, although we do not presently intend to do so. Our board of directors may withdraw or terminate the rights offering in its sole discretion at any time on or before the expiration of the rights offering for any reason (including, without limitation, a change in the market price of our common stock). In the event that the rights offering is withdrawn or terminated, all funds received from subscriptions by shareholders will be returned. Interest will not be payable on any returned funds. We also reserve the right to amend the terms of the rights offering.

Procedure for exercising rights	If you are the record holder of shares of our common stock, to exercise your rights you must complete the rights certificate and deliver it to the subscription agent, American Stock Transfer & Trust Company, together with full payment for all the subscription rights you elect to exercise. The subscription agent must receive the proper forms and payments on or before the expiration of the rights offering. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. If you are a beneficial owner of shares of our common stock, you should instruct your broker, custodian bank or nominee in accordance with the procedures described in the section of this prospectus entitled “THE RIGHTS OFFERING—Beneficial Owners.”

Subscription agent	American Stock Transfer & Trust Company.

Information agent	The Altman Group, Inc.

Questions	Questions regarding the rights offering should be directed to our Information Agent, at:

Holders call (866) 207-2239

Banks & Brokers call (201) 806-7300

Common Stock outstanding before the rights offering	14,523,941 shares as of May 27, 2008.

Common Stock outstanding after completion of the rights offering	Up to 30,458,647 shares of our common stock will be outstanding immediately after completion of the rights offering (assuming 100% participation and excluding shares issued upon conversion of certain other securities). This includes our common shares that may be issued pursuant to rights issuable to the holders of our series 2006 preferred stock and the series 2006 warrants.

Issuance of our common stock	If you purchase shares of common stock through the rights offering, we will issue certificates representing those shares to you or DTC on your behalf, as the case may be, promptly after the completion of the rights offering.

Fees and expenses	We will bear the fees and expenses relating to the rights offering. If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

NASDAQ Global Market trading symbol	Shares of our common stock are currently listed for quotation on the NASDAQ Global Market under the symbol “BXXX,” and the shares to be issued to you in connection with the rights offering will be eligible for trading on the NASDAQ Global Market.

Proposed Development

Reverse Stock Split	Subsequent to the termination of the rights offering, we currently intend to effect a reverse stock split in order to increase the market price of our common stock. No reverse split ratio has yet been determined. The stock split will not have the effect of causing us to become a private company and we intend that our common stock will continue to be listed on the NASDAQ Global Market. See “CAPITALIZATION” for more information.
Risk Factors
     Your investment in our common stock offered by this prospectus involves a high degree of risk. See “RISK FACTORS” beginning on page 12.

RISK FACTORS
     You should carefully consider the following risk factors, together with all of the other information included in or incorporated by reference into this prospectus, including our financial statements and related notes, in evaluating an investment in our common stock. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. The trading price of our common stock also could decline as a result of one or more of these risks occurring, and you may lose all or part of your investment.
Risks Related to the Rights Offering
The price of our common stock is volatile and may decline before or after the subscription rights expire.
     The market price of our common stock could be subject to wide fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases and our competitors’ and customers’ earnings releases, announcements of technological innovations that affect our products, customers, competitors, or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, the number of shares of our common stock outstanding, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In addition, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock.
     We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your rights. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of your rights, you will be able to sell your common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered promptly after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.
If the rights offering is consummated, your relative ownership interest may experience significant dilution.
     If you do not exercise your subscription rights and shares are purchased by other shareholders in the rights offering, your proportionate voting and ownership interest will be reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted. Even if the holders of our common stock choose to exercise their subscription rights in full, their percentage ownership of our common stock could still decrease because we are also providing subscription rights to holders of our series 2006 securities. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you subscribe in the rights offering. If you do not exercise your basic subscription rights and the offering is fully subscribed, you will experience a ___% dilution in your ownership percentage of common stock and a ___% dilution in your ownership percentage of common stock assuming the exercise in full of the subscription rights held by the holders of the series 2006 securities.
The subscription rights are not transferable, and there is no market for the subscription rights.
     You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value from your subscription rights.
We may withdraw the rights offering.
     We may unilaterally withdraw or terminate this rights offering in our discretion until the expiration of the rights offering. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments.
The subscription price determined for the rights offering is not an indication of the fair value of our common stock.
     Our board of directors determined the subscription price considering the likely cost of capital from other sources, the price at which our shareholders might be willing to participate in the rights offering, and historical and current trading prices for our common stock. The subscription price for a subscription right is $  per share, which is ___% of the closing price of our common stock on                     ___, 2008. The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.
You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.
     Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on the NASDAQ Global Market under the symbol “BXXX,” and the last reported sales price of our common stock on the NASDAQ Global Market on ___ ___, 2008 was $___ per share. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.
As a result of the rights offering, Robert D. Orr and Brooke Holdings Inc. may acquire more than 50% ownership of our common stock resulting in us becoming a controlled company.
     As of May 28, 2008, Robert D. Orr and Brooke Holdings, of which Robert D. Orr is the majority shareholder, own 44.5% of our outstanding common stock. Through the full exercise of their rights pursuant to this rights offering, Robert D. Orr and Brooke Holdings may acquire enough common stock to increase their percentage ownership of our common stock above 50%. Should Robert D. Orr and Brooke Holdings acquire sufficient common stock to increase their percentage ownership of our common stock above 50%, we will become a controlled company for purposes of the listing rules for the NASDAQ Global Market. Should we become a controlled company, we will be exempt for certain NASDAQ listing rules, including the majority independent board requirement, executive compensation oversight by independent director requirement and director nominee selection by independent director requirement.
As a result of the rights offerings, holders of our series 2006 preferred stock and warrants issued in a private placement in 2006 will experience an immediate reduction in the conversion and exercise price of their outstanding securities, which could cause further dilution of your relative ownership interest.
     In a private offering in September 2006, we issued 20,000 shares of the series 2006 preferred stock, which is convertible at a price of $17.00 per share initially into 1,176,471 shares of common stock, and series 2006 warrants to purchase 235,294 shares of common stock exercisable at an exercise price of $23.9954 per share. Both the series 2006 preferred stock conversion price and the series 2006 warrants are subject to an anti-dilution provision, which reduces the price for exercise or conversion upon the issuance of common stock to the per share price applicable to the offering of common stock hereby. Thus, upon the closing of the rights offering, the series 2006 preferred stock conversion price will be reduced from $17.00 per share to $___ per share and the series 2006 warrant exercise price will be reduced from $23.9954 per share to $___ per share. Purchasers of our common stock in the rights offering may experience further dilution of the net tangible book value of their common stock should the holders of the series 2006 securities choose to exercise and/or convert their outstanding interests due to the reduction in the exercise or the conversion price.
If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected because it may be untimely.
     If you desire to purchase shares in this rights offering, you must act promptly to ensure that all required forms and subscription payments are actually received by the subscription agent at or prior to 5:00 p.m., Eastern Daylight Time, on ___ ___, 2008, the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. If your exercise is rejected, your payment of the exercise price will be promptly returned. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures and to decide all questions as to the validity, form and eligibility (including times of receipt and beneficial ownership). Alternative, conditional or contingent subscriptions will not be accepted. We reserve the absolute right to reject any subscriptions not properly submitted. In addition, we may reject any subscription if the acceptance of the subscription would be unlawful. We also may waive any irregularities (or conditions) in the subscription. If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect later than 5:00 p.m., Eastern Daylight Time, on the expiration date. We are not obligated to give you notification of defects in your subscription. We will not consider an exercise to be made until all defects have been cured or waived.
Risks Related to Brooke Corporation
A significant part of our business strategy involves adding new franchise locations, originating new loans, and providing collateral preservation services, and our failure to grow may adversely affect our business, prospects, results of operations and financial condition.
     Our expansion strategy consists principally of adding new franchise locations, originating new loans and providing collateral preservation services for such loans. Our continued growth is dependent upon a number of factors, including the availability of adequate financing and suitable franchise locations on acceptable terms, experienced management employees, the ability to obtain required government permits and licenses and other factors, some of which are beyond our control. In addition, we compete for acquisition and expansion opportunities with entities that have substantially greater resources than us. We cannot assure you that we will be able to continue to provide effective collateral preservation services or grow our business successfully through adding new franchise locations or by growing the operations of existing franchisees. Our failure to grow could have a material adverse effect on our business, prospects, results of operations and financial condition.
Borrowers’ financial performance may adversely affect their ability to repay amounts due to us.
     We have credit exposure with respect to loans made by Brooke Capital Corporation and Aleritas Capital Corp. (“Aleritas”) and to franchisees, with respect to the franchisees’ monthly statement balances and with respect to loans by those companies and Brooke Corporation to other borrowers . Together, we lend money to franchisees, other insurance agencies and funeral home owners to start up or acquire businesses and we may assist these borrowers by loaning working capital. In addition, we assist franchisees by financing long-term producer development, cyclical fluctuations of revenues, receivables and payables. We make loans to help franchisees with monthly fluctuations of revenues and record these advances on franchisees’ monthly statements. We also grant temporary extensions of due dates for franchisee statement balances owed by franchisees to us. To fund long-term producer development of franchisees, including hiring and training costs, we also extend credit to franchisees, which we refer to as “non-statement balances.” Franchisees and other borrowers depend on commission income to pay amounts due to us in respect of their loans, in respect of their statement balances, and in respect of their non-statement balances used to finance long-term producer development. If franchisees and other borrowers are not successful, franchisees may be unable to pay statement or non-statement balances to us and our borrowers may be unable to repay their loans, any of which would have a detrimental effect on us.
     Our credit loss reserves are determined primarily by our watch statement balances. Other factors we consider in determining credit loss reserves are statement loss experience, management’s evaluation of the potential for future losses and management’s evaluation of the potential for future recoveries. We may not be able to accurately predict credit losses and, as a result, the amount we have budgeted for credit losses may not be sufficient to cover future losses, in which case, our financial condition and results of operations will be adversely affected. In addition, our borrower’s adverse financial performance may result in a downgrade or withdrawal of ratings given to securities previously issued in our securitizations, or keep us from getting favorable ratings on future securitized pools of our loans.
The ability of borrowers to repay loans made to them by our majority-owned subsidiary Aleritas Capital may be adversely affected by an increase in market interest rates.
     Loans made to franchisees and other borrowers by Aleritas typically bear interest at a variable or floating interest rate. To the extent that market interest rates increase, borrowers may be unable to make debt service payments. As a result, an increase in market interest rates will increase the risk of default on the loans made by us. The risk associated with rising interest rates will increase with respect to our insurance agency borrowers if coupled with a flattening or decreasing of property and casualty insurance premiums, and thus commissions. As well, an increase in interest rates could cause certain insurance companies to reduce their premium rates in an effort to sell more insurance and invest the resulting premiums in fixed-income securities to get the benefit of these higher rates. In such event, the amount of commissions our franchisees and other insurance agency borrowers earn could be adversely affected, further increasing the risk of default on loans made by us to these borrowers.
Our financial condition could be adversely affected if we are unable to fund our loans through sales to third parties.
     In an effort to broaden our funding sources and to provide an additional source of liquidity, we have sold participation interests in our loans and have accessed, and intend to attempt to continue to access, the asset-backed securitization and warehouse funding markets.
     Under a typical asset-backed securitization, we sell a “pool” of secured loans to a special-purpose entity, generally a limited liability company. The special-purpose entity, in turn, typically issues securities that are collateralized by the pool and the holders of the securities are entitled to participate in certain pool cash flows. Several factors will affect our ability to sell participation interests in our loans, to fund our financing through warehouse facilities, and to complete securitizations, including:
•	conditions in the securities markets, generally;

•	conditions in the asset-backed securities markets;

•	the credit quality and performance of our financial instruments and loans;

•	our ability to adequately service our financial instruments and loans;

•	our ability to monitor our borrowers and to implement collateral preservation; and

•	the absence of any downgrading or withdrawal of ratings given to securities previously issued in our securitizations.

We make certain assumptions regarding the profitability of our securitizations, participations, warehouse lines and other funding vehicles which may not prove to be accurate.
     In a securitization, participation or warehouse sale transaction, we may recognize a gain on sale resulting from related retained interest and/or servicing rights when we sell the assets. The value assigned to the retained interest and/or servicing asset depends upon certain assumptions we make about future performance of the sold loans, including the level of credit losses and the rate of prepayments. If actual credit losses or prepayment rates differ from the original assumptions, the value of the retained interest and/or servicing asset may decrease materially. The value of the retained interest and/or servicing asset may also decrease materially as a result of changes in market interest rates.
     In addition, changes in the volume of loans sold due to our inability to access the asset-backed securitization markets, or other funding sources, could have a material adverse effect on our business, financial condition and results of operations. Decreases in the value of the retained interests and/or servicing asset in securitizations or warehouses that we have completed or loan participations we have sold due to market interest rate fluctuations or higher than expected credit losses on prepayments also could have a material adverse effect on our business, financial condition and results of operations.
The value of the collateral securing our loans to borrowers may be adversely affected by our borrowers’ actions.
     We make loans to franchisees, other insurance agency borrowers, funeral home owners, and other borrowers primarily for the purpose of allowing them to acquire businesses. These loans are secured by, among other things, the business value, such as insurance agency assets. These assets in most cases are intangible, and the value of these assets may rapidly deteriorate if our borrowers do not adequately serve their customers or if the products and services they offer are not competitively priced. Reduction in the value of such assets could result in these loans being inadequately secured, which could adversely affect us in the event of a default on these loans.
Carrier override and contingent or profit sharing commissions are difficult to predict, and any decrease in our receipt of such payments will adversely affect us.
     We derive a portion of our revenues from carrier override and contingent or profit sharing commissions based upon the terms of the contractual relationships between our insurance companies and us. Carrier override commissions are commissions paid by insurance companies in excess of the standard commission rates on specific classes of business. These amounts may be, but are not always, contingent on achieving a specific premium volume or profitability of the business. Contingent or profit sharing commissions are commissions paid by insurance companies based on the estimated profit that the companies make on the overall volume of business that we place with such companies. We generally receive these contingent commissions in the first and second quarters of each year. We do not account for carrier overrides separately. However, contingent or profit sharing commissions accounted for approximately three percent of our total revenues for the year ended December 31, 2007.
     Due to the nature of these commissions, it is difficult for us to predict their payment. Increases in loss ratios experienced by insurance companies will result in a decreased profit to them and may result in decreases in payments of contingent or profit sharing commissions to us. Furthermore, we have no control over insurance companies’ ability to estimate loss reserves, which affects our profit sharing calculation. In addition, tightening of underwriting criteria by certain insurance companies, due in part to high loss ratios, may result in a lower volume of business that we are able to place with them. Our company override and contingent or profit sharing commissions affect our revenues, and decreases in their payment to us may have an adverse effect on our results of operations.
Potential litigation and regulatory proceedings regarding commissions, fees, contingency payments, profit sharing and other compensation paid to brokers or agents could materially adversely affect our financial condition.
     The insurance industry has in recent years come under a significant level of scrutiny by various regulatory bodies, including state Attorneys General and the departments of insurance for various states, with respect to contingent compensation and other volume or profit based compensation arrangements. Attorneys General have issued subpoenas to various insurance brokerages and insurance companies. Certain of these investigations have led to complaints being filed against brokerages and insurance companies and some brokerages and insurance companies have stated that they will discontinue accepting or making, respectively, volume based and profit based payments. In addition to government investigations, class action lawsuits relating to these business practices have been filed against various members of the insurance industry. Negative publicity associated with these investigations, lawsuits and resulting settlements have precipitated increased volatility in the prices of securities issued by companies throughout the insurance industry. We received inquiries from departments of insurance which were related to such compensation arrangements or were related to unethical or unlawful sales practices. These inquiries were not related to specific or general allegations of wrongdoing on our behalf. Rather, these inquiries were sent to numerous agents and brokers based upon their status as a licensed agent or broker, the volume of business they produce or other factors unrelated to allegations of wrongdoing. We cannot predict whether we will receive further inquiries or will receive subpoenas, or will become subject to investigations, regulatory actions, proceedings or lawsuits. The outcome of any such subpoena, investigation, regulatory action, proceeding or lawsuit could have a material adverse effect on our business or financial condition.
     The insurance industry has also recently come under a significant level of scrutiny by consumer advocacy groups, and certain media reports have advocated governmental action with respect to contingent and other volume or profit based compensation arrangements. The consumer groups and media reports typically characterize these payments as creating an unacceptable conflict of interest and adding an unnecessary or even unfair consumer cost. If negative characterizations of such compensation arrangements become accepted by consumers, this could have a material adverse effect on the demand for our franchisees’ products and services and could materially adversely affect our results of operations and financial condition. Negative perception of such compensation arrangements or other activities could also result in us being subject to more restrictive laws and regulations as well as increased litigation, which may increase further our costs of doing business and adversely affect our profitability by impeding our ability to market our products and services, requiring us to change our marketing practices, products or services and increasing the regulatory burdens under which we operate.
Our business is dependent on the cyclical pricing of property and casualty insurance, which may adversely affect our franchisees’ performance and, thus, our financial performance.
     Our franchisees and other borrowers are primarily engaged in insurance agency and brokerage activities and derive revenues from commissions paid by insurance companies, which commissions are based in large part on the amount of premiums paid by their customers to such insurance companies. In turn, we earn fees from our franchisees based upon the amount of such commissions payable by insurance companies, which fees make up a substantial portion of our revenues. Neither we nor our franchisees or other insurance agency borrowers determine insurance premiums. Premium rates are determined by insurers based on a fluctuating market. Historically, property and casualty insurance premiums have been cyclical in nature, characterized by periods of severe price competition and excess underwriting capacity, or soft markets, which generally have an adverse effect upon the amount of commissions earned by our franchisees or other insurance agency borrowers, followed by periods of high premium rates and shortages of underwriting capacity, or hard markets. The current insurance market generally may be characterized as “soft,” with a flattening or decreasing of premiums in most lines of insurance. As insurance carriers continue to outsource the production of premium revenue to independent brokers or agents, such as our franchisees, those insurance carriers may seek to reduce further their expenses by reducing the commission rates payable to such brokers or agents. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly undermine the profitability of our franchisees and other insurance agency borrowers, and our profitability. A reduction in commission rates may significantly undermine our borrowers’ ability to repay loans to us. Because we do not determine the timing and extent of premium pricing changes, we cannot accurately forecast our commission revenues, including whether they will significantly decline. As a result, our budgets for future acquisitions, capital expenditures, credit loss reserves, dividend payments, loan repayments and similar items may have to be adjusted to account for unexpected changes in revenues.
We may not be able to successfully convert new franchises.
     Our ability to successfully identify suitable acquisition candidates, complete acquisitions, convert acquired businesses into our franchisees, and expand into new markets will require us to continue to implement and improve our operations, financial and management information systems. Our new franchises may not achieve levels of revenue, profitability, or productivity comparable to our existing franchises, or otherwise perform as expected. In addition, when we make an acquisition and effect a conversion, we are subject to a number of special risks, such as entry into unfamiliar markets and unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on our results of operations and financial condition.
We may be required to repurchase loans sold with recourse or make payments on guarantees.
     In some instances, Aleritas has sold loans to investors with full or partial recourse, which may adversely affect our financial condition or results of operations in the event Aleritas is required to repurchase loans of poor quality. In addition, in connection with our activities of matching business purchasers and sellers, we have sometimes guaranteed payments from purchasers to sellers, which may adversely affect us in the event such a purchaser defaults on its obligations to such a seller.
We will be adversely affected if we do not have alternative sources of funds to repay our obligations as they mature.
     Loans made by Aleritas are usually amortized for a period of between twelve years and fifteen years. We have funded a portion of our loan portfolio with funding facilities which will require all or partial repayment by us prior to the time that loans made by us are scheduled to be repaid, and we will be adversely affected if we do not have alternative sources of funds to repay these obligations as they mature.
We are dependent on key personnel.
     We are dependent upon the continued services of senior management, particularly the services of Robert D. Orr, Leland G. Orr, Michael Hess and Kyle Garst. We have entered into an employment agreement with each of them. The loss of the services of any of these key personnel, by termination, death or disability, or our inability to identify, hire and retain other highly qualified personnel in the future, could have a material adverse effect on us. We currently do not maintain key employee insurance with respect to any of our officers or employees.
With our method of funding our loans, our leverage may increase.
     If we fund more of our loans with our cash or warehouse facilities that do not qualify as true sales pursuant to the criteria established by SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” our current liabilities will increase. Our network of participating lenders and other business partners may become uncomfortable with such an increase in current liabilities. As a result, we may not be able to sell loans we originate on terms acceptable to us or at all, which would have a material adverse effect on our operations and prospects for growth.
Our business, results of operations, financial condition or liquidity may be materially adversely affected by errors and omissions.
     Our franchisees are subject to claims and litigation in the ordinary course of business resulting from alleged errors and omissions. Because we are agent of record on policies written through our franchisees, claims against our franchisees may also allege liability against us for all or part of the amounts in question. Claimants may seek large damage awards and these claims may involve potentially significant defense costs. Errors and omissions could include, for example, our employees or sub-agents failing, whether negligently or intentionally, to place coverage or to notify insurance companies of claims on behalf of clients, to provide insurance companies with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients. It is not always possible to prevent and detect errors and omissions and the precautions we take may not be effective in all cases. While most of the errors and omissions claims made against us have been covered by our professional liability insurance, subject to our self-insured deductibles, our results of operations, financial condition or liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure. In addition, errors and omissions claims may harm our reputation or divert management resources away from operating our business.

Termination of our professional liability insurance policy would adversely impact our financial prospects and our ability to continue our relationships with insurance companies.
     Without professional liability insurance, it is unlikely that we would be able to continue our relationships with insurance companies, which would adversely impact our financial prospects. Although we have an acceptable claims history, there can be no assurance that we will be able to maintain our professional liability insurance and in the event of the termination or non-renewal of our professional liability insurance policy, we may be unable to acquire this insurance on acceptable terms, or at all.
Insufficient internal controls may negatively impact our financial integrity, operations, financial reporting and, ultimately, have a material adverse effect on our stock price.
     Effective internal controls over financial reporting are necessary for us to provide reliable financial reports, effectively prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results will be harmed. For example, we restated the presentation of our cash flow statements for years ended December 31, 2004, 2005 and 2006 as well as for the three months ended March 31, 2007 to record activity on securitization-related bank lines of credit as financing activities instead of operating activities. Correction of this accounting error resulted in no changes in our net cash flows, net income, assets, liabilities, retained earnings, or earnings per share. The restatement of our previously issued financial statements could expose us to legal and regulatory risk. The defense of any such actions could cause the diversion of management’s attention and resources, and we could be required to pay damages to settle such actions if any such actions are not resolved in our favor. Even if resolved in our favor, such actions could cause us to incur significant legal and other expenses. Moreover, we may be the subject of negative publicity focusing on the financial statement inaccuracies and resulting restatement and negative reactions from our shareholders, creditors or others with which we do business. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our securities to decline.
Our dependence on initial franchise fees creates an incentive for us to extend credit to borrowers that may not meet our stringent underwriting guidelines.
     A significant part of our revenues are derived from one-time initial fees we receive from assisting franchisees and others with the acquisition of businesses. Generating fees is largely dependent on our franchisees’ and others’ ability to obtain acquisition financing from Aleritas. Our dependence on these initial fees creates an incentive for us to extend credit to borrowers that may not meet our stringent underwriting criteria. Our failure to follow stringent underwriting guidelines could adversely affect the quality of the loans we make and adversely affect our financial condition and results of operations.
Some of the initiatives we have undertaken to improve franchisee quality and to reduce the time allowed for franchisees to demonstrate their success may reduce initial franchise fees, cash flow and profitability.
     In October 2007, Brooke Capital announced a “New Era” initiative that emphasizes franchisee quality over location growth. As a result of the New Era initiative, the amount of initial franchise fees will likely be reduced in future years, which could have an adverse impact on cash flows and profitability. Furthermore, the New Era initiative provided for a decrease in the rate of monthly franchise fees, or royalties, assessed to franchisees which could also have an adverse impact on cash flows and profitability.
     In the later part of 2005, Brooke Capital reduced, from 18 months to 8 months, the amount of time that start up franchisees were allowed to demonstrate their success. As a result, the number of franchisee developed locations has increased and lenders have experienced increased delinquencies related to loans to start up franchisees secured by locations. This may have an adverse impact on Brooke Capital’s ability to generate initial franchise fees from start up franchisees.
Because a significant part of our insurance-related revenues and loans derive from operations located in five states, our business may be adversely affected by conditions in these states.

     A substantial portion of our insurance-related revenues and loans derive from operations located in the states of Texas, California, Kansas, Florida and Missouri. Our franchisees’ and our revenues and profitability are affected by the prevailing regulatory, economic, demographic, weather, competitive, industry and other conditions in these states. Changes in any of these conditions could make it more costly or difficult for our franchisees and us to conduct our business. Adverse regulatory or industry developments in these states, which could include fundamental changes to the design or implementation of the insurance regulatory framework, could have a material adverse effect on our results of operations and financial condition.
A significant part of Aleritas’ business strategy involves the success of its affiliate, Brooke Capital Advisors, Inc. (“Capital Advisors”), in sourcing managing general agency (“MGA”) and funeral home loans for us, and its failure to generate adequate lending opportunities may adversely affect our business, prospects, results of operations and financial condition.
     Aleritas obtains a substantial portion of its business through loans to MGAs and funeral homes sourced by Capital Advisors and Capital Advisors provides, or contracts with third parties to provide, collateral preservation services with respect to these loans. We cannot assure you that Capital Advisors will be able to identify a sufficient number of loan opportunities to enable Aleritas to continue the rate of growth we have seen in our MGA and funeral home loan portfolio. Capital Advisors’ failure to identify and present lending opportunities to Aleritas or Capital Advisors’ failure to provide or contract with third parties to provide collateral preservation services with respect to these loans could have a material adverse effect on our business, prospects, results of operations and financial condition.
If we fail to effectively manage our growth, our financial results could be adversely affected.
     We must continue to refine and expand our marketing capabilities, our management procedures, our network of suppliers, our internal controls and procedures, our access to financing sources and our technology. As we grow, we must continue to hire, train, supervise and manage new employees. We may not be able to hire and train sufficient personnel or develop management and operating systems to manage our expansion effectively. If we are unable to manage our growth effectively, our operations and financial results could be adversely affected.
We may not achieve the same levels of growth in revenues and profits in the future as we have in the past.
     Our business has experienced rapid growth. Our ability to continue to grow our business will be subject to a number of risks and uncertainties and will depend in large part on, among other factors: (1) finding new opportunities in our existing and new markets; (2) hiring, training and retaining skilled managers and employees; (3) expanding and improving the efficiency of our operations and systems; (4) maintaining loan quality; (5) maintaining and growing our funding sources and proprietary funding network; (6) growing and maintaining our network of proprietary loan sources; (7) maintaining and growing our network of collateral preservation providers; and (8) maintaining and attracting customers. Accordingly, we may not achieve the same levels of growth in revenues and profits as we have historically.
Aleritas has transferred a significant amount of assets and liabilities off balance sheet in reliance on Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” In the event transfer of such assets and liabilities is challenged by the SEC, or SFAS 140 is amended based on the provisions of the exposure draft, Aleritas’ current off-balance sheet assets and liabilities could be required to be consolidated in our financial statements.
     In the ordinary course of business, Aleritas sells its loans to special purpose entities. Some of these sale transactions are classified as true sales pursuant to the FASB Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). Transactions involving sales of assets classified as true sales under SFAS 140 have historically been subject to significant scrutiny by the Securities and Exchange Commission and have been an area of debate with the FASB. In August 2005, the FASB issued an exposure draft which amends SFAS 140. This exposure drafts seeks to clarify the derecognition requirements for financial assets and the initial measurement of interests related to transferred financial assets. During July 2006, the FASB continued re-deliberations on the August 2005 revised exposure draft.

Aleritas has transferred a significant amount of assets and liabilities off balance sheet in reliance on SFAS 140. In the event our transfer of such assets and liabilities is challenged by the SEC, or SFAS 140 is amended based on the provisions of the exposure draft, Aleritas’ current off-balance sheet liabilities could be required to be consolidated in our financial statements.
Our debt instruments contain restrictive covenants and other requirements that may limit our business flexibility by imposing operating and financial restrictions on our operations.
     Certain of our agreements governing indebtedness contain financial covenants that impose ratios, tests, and restrictions on us, such as maximum prepayment rate; a maximum loan loss rate; a minimum fixed charge coverage ratio; a maximum cash leverage ratio; and a maximum total leverage ratio. Some of our notes also contain other restrictions, including, but not limited to: the incurrence of indebtedness and liens; the disposal of our properties other than in the ordinary course of business; entering into transactions with affiliates or into material agreements other than in the ordinary course of business; entering into pledge and negative pledge agreements; and the declaration of dividends, except in limited circumstances. Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. These covenants may prevent us from expanding our operations and executing our business strategy. In addition, a breach of any of these covenants, ratios or tests could result in a default under the agreements governing our indebtedness.
The cash flows we receive from the interests we retain in our securitizations could be delayed or reduced due to the requirements of the agreements we have signed, which could impair our ability to operate.
     We retain a subordinate interest in our asset-backed securitization transactions. As a result, our receipt of future cash flows is governed by provisions that control the distribution of cash flows from the loans underlying our asset-backed securities. In some circumstances, cash flows from the underlying loans must be used to reduce the outstanding balance of the senior notes issued in the term debt transactions and are not available to us until the full principal balance of the senior notes has been repaid. On a monthly basis, cash flows from the underlying loans in our securitizations must first be used to pay the interest on the senior notes, to pay expenses of the term debt transaction, and to maintain certain required reserves. Poor performance of a pool of loans we securitize could affect future cash flows and, therefore, could impair our ability to operate.
When we sell loans classified as a true sale pursuant to the criteria established by SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” we record a retained interest and/or servicing asset on our balance sheet. The amount we record is determined based upon certain assumptions made by management. If these assumptions are materially inaccurate, we may be required to write down these assets.
     Subsequent to the initial calculation of the fair value of retained interest and servicing assets, we utilize a fair market calculation methodology to determine their ongoing fair market value. Ongoing fair value is calculated using the then current outstanding principal of the transferred notes receivable and the outstanding balances due unaffiliated purchasers, which are reflective of credit losses and prepayments prior to the fair value recalculation. The rates of write down of the retained interest are based on the current interest revenue stream. This revenue stream is based on the loan balances at the date the impairment test is completed, which will include actual prepayments on loans and any credit losses for those loans. If the assumptions used by management in the initial recording of the retained interest or servicing asset prove to be materially inaccurate, the future fair value of the retained interest or servicing asset may be less than originally expected resulting in an impairment loss. Impairment is evaluated and measured annually. An impairment loss could have a material adverse effect on our business, prospects, results of operations and financial condition.
Most of the loans we make are to privately-owned small- and medium-sized companies, which present a greater risk of loss than loans to larger companies.
     Aleritas’ portfolio consists primarily of commercial loans to small and medium-sized, privately owned businesses. Compared to larger, publicly owned firms, these companies generally have more limited access to capital and higher funding costs, may be in a weaker financial position and may need more capital to expand or compete. These financial challenges may make it difficult for our borrowers to make scheduled payments of interest or principal on our loans. Accordingly, advances made to these types of borrowers entail higher risks than advances made to companies who are able to access traditional credit sources.
The collateral securing a loan may not be sufficient to protect us from a partial or complete loss if the loan becomes non-performing, and we are required to foreclose.
     While most of Aleritas’ loans are secured by a lien on specified collateral of the borrower, there is no assurance that the collateral securing any particular loan will protect us from suffering a partial or complete loss if the loan becomes non-performing and we move to foreclose on the collateral. The collateral securing our loans is subject to inherent risks that may limit our ability to recover the principal of a non-performing loan. Listed below are some of the risks that may affect the value of different types of collateral in which we typically take a security interest.
•	our valuation of the collateral at the time we made the loan was not accurate;

•	there is a reduction in the demand for a borrower’s products or services;

•	the value of the collateral decreases due to loss of key customers, key employees or producers, changes in market or industry conditions (including the softening insurance market environment), borrower actions, ineffective or poor management, increased competition or other reason; and

•	the failure of the borrower to adequately maintain existing or recruit new customers;
     Our insurance agency and managing general agency loans are not generally secured by tangible assets. Furthermore, our funeral home loans are generally not fully secured by tangible assets. Consequently, if any of these loans becomes non-performing, we could suffer a loss of some or all of our value in the loan. Our lending involves lending money to a borrower based primarily on the expected cash flow, profitability and enterprise value of a borrower rather than on the value of its tangible assets. Thus, if one of our loans becomes non-performing, our primary recourse to recover some or all of the principal of our loan would be to force the sale of the entire company as a going concern. The risks inherent in our type of lending include, among other things, the following:
•	reduced use of or demand for the borrower’s products or services and, thus, reduced cash flow of the borrower to service the loan, as well as reduced value of the borrower as a going concern;

•	poor accounting systems of the borrower which adversely affect our ability to accurately predict the borrower’s cash flows;

•	economic downturns, political events and changes, regulatory changes, litigation that affects the borrower’s business, financial condition and prospects; and

•	poor management performance.
     Additionally, many of our borrowers use the proceeds of our loans to make acquisitions. Poorly executed or poorly conceived acquisitions can tax management, systems and the operations of the existing business, causing a decline in both the borrower’s cash flow as well as the value of its business as a going concern. In addition, many acquisitions involve new management teams taking over control of a business. These new management teams may fail to execute at the same level as the former management team, which could reduce the cash flow of the borrower to service the loan as well as reduce the value of the borrower as a going concern.
We may incur lender liability as a result of our lending activities.
     In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. We may be subject to allegations of lender liability. We cannot assure you that these claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.
Aleritas’ loans to foreign borrowers may involve significant risks in addition to the risks inherent in loans to U.S. borrowers.
     As of May 28, 2008, approximately $11.6 million of our on-balance sheet loan portfolio are balances of Canadian borrowers. These loans may expose us to risks not typically associated with loans to U.S. borrowers. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the United States, higher transaction costs, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility. To the extent that any of our loans are denominated in foreign currency, they will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation, and political developments. We do not currently employ hedging techniques to minimize these risks.
Many of Aleritas’ borrowers are captive insurance agents, and, therefore, are dependent on the continued success, competitiveness, credit quality and financial condition of the captive carrier they represent.
     Many of our borrowers are captive agents and, therefore, represent primarily one insurance carrier and derive revenues from commissions paid by primarily one carrier. If this carrier’s products become uncompetitive, the carrier is subject to negative publicity, the carrier experiences regulatory concerns, the commission rate the carrier pays its agents is reduced, the premiums charged to the carriers customers is reduced and, correspondingly, the commissions based on such premiums are reduced, the rating of the carrier is lowered, or the carrier otherwise experiences a material adverse condition or event, our borrower may likewise experience a material adverse effect which could have a material adverse effect on our results of operations and financial condition.
Losses sustained by our Bermuda captive insurance companies may adversely affect us.
     Our captive insurance company subsidiaries, DB Indemnity, Ltd. and The DB Group, Ltd., domiciled in Bermuda, are directly liable for losses and loss adjustment expenses under the terms of the insurance policies that they write. DB Indemnity and The DB Group are required by Bermuda law to maintain minimum levels of statutory capital and surplus. In addition, each of DB Indemnity and The DB Group is required to maintain a minimum liquidity ratio whereby the value of its relevant assets is not less than a specified percentage of the amount of its relevant liabilities.
     If DB Indemnity and The DB Group fail to accurately assess the risks they assume, they may fail to establish appropriate premium rates and their reserves may be inadequate to cover their losses. Claim reserves represent estimates involving actuarial and statistical projections at a given point in time of expectations of the ultimate settlement and administrative costs of claims incurred. Captives use actuarial models as well as historical industry loss development patterns to assist in the establishment of appropriate claim reserves. For both casualty and property losses, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates of DB Indemnity and The DB Group. If the claim reserves of DB Indemnity and/or The DB Group are determined to be inadequate, one or both of them will be required to increase claim reserves with a corresponding reduction in net income in the period in which the deficiency is rectified. Even though most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies. Our captives have not incurred any claims or claims expenses; however, claims, claims settlement patterns, legislative activity, social and economic patterns, and litigation and regulatory trends, all of which are difficult to predict, may have a substantial impact on the future loss experience of DB Indemnity and/or The DB Group. If the reserves of DB Indemnity and/or The DB Group are insufficient to cover claims, this could have a material adverse effect on future earnings DB Indemnity and/or The DB Group contribute to us and, accordingly, could have a material adverse effect on our prospects. In addition, if the reserves of DB Indemnity or The DB Group are insufficient to cover claims, because the risks insured are risks of the Company and its franchisees, in some instances, we may have to pay losses for which the reserves of DB Indemnity or The DB Group were not adequate to cover.
Our reliance on the Internet could have a material adverse effect on our operations and our ability to meet customer expectations.
     We rely heavily on the Internet in conducting our operations. A main component of our franchise program is providing franchisees and their personnel access to documents and other data over the Internet. This service requires efficient operation of Internet connections from franchisees and franchisee personnel to our system. These connections, in turn, depend on efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have experienced periodic operational problems or outages in the past and over which we have no control. Any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our services and products. Moreover, despite the implementation of security measures, our computer system may be vulnerable to computer viruses, program errors, attacks by third parties or similar disruptive problems. These events could have a material adverse effect on our operations and our ability to meet customer expectations.
Our network may be vulnerable to security breaches and inappropriate use by Internet users, which could disrupt or deter future use of our services.
     Concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services. Our failure to successfully prevent security breaches could significantly harm our business, reputation and results of operations and could expose us to lawsuits by state and federal consumer protection agencies, by governmental authorities in the jurisdictions in which we operate, and by consumers. Anyone who is able to circumvent our security measures could misappropriate proprietary information, including personal customer data, cause interruptions in our operations or damage our brand and reputation. A breach of our security measures could involve the disclosure of personally identifiable information and could expose us to a material risk of litigation, liability or governmental enforcement proceedings. We cannot assure you that our financial systems and other technology resources are completely secure from security breaches, password lapses or sabotage, and we have occasionally experienced attempts at “hacking.” We may be required to incur significant additional costs to protect against security breaches or to alleviate problems caused by any of these types of breaches. Any well publicized compromise of our security or the security of any other Internet provider could deter people from using our services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which could have a detrimental impact on our franchise network. Furthermore, computer viruses may affect our ability to provide our services and adversely affect our revenues. Moreover, if a computer virus affecting our system were highly publicized, our reputation could be significantly damaged, resulting in the loss of current and future franchisees and customers.
We are in highly competitive markets, which could result in reduced profitability.
     We expect the historical success of our company to attract others to our target markets who will strive to compete directly or indirectly against us. Increased competition may reduce demand for our products and limit the amount of revenues and earnings we report.
     Our franchisees face significant competition. The popularity of Internet sales and enactment of the Financial Services Modernization Act have increased the number of potential competitors and allow highly capitalized competitors, like banks, to offer certain kinds of insurance products and services which are competitive with the products and services of our franchisees and life insurance subsidiary. If our prediction that the number of agents will increase is accurate, we will face greater competition for the services we provide to our franchisees. The life insurance industry is extremely competitive. There are a large number of insurance companies that are substantially larger, offer more diversified product lines and have larger selling organizations and customer bases than First Life America Corporation. The banking industry is also highly competitive. Brooke Savings Bank competes with a large number of federal and state banks for deposits and loans, and with savings and loan associations and credit unions for deposits. There are many new changes in technology, product offerings and regulation in the industries in which we operate and many of our competitors in such industries have greater financial resources and market acceptance than we do. Competitors may develop or offer more attractive or lower cost products and services than ours which could erode our customer base.
Our management, facilities and labor force may be insufficient to accommodate expected growth.
     If we grow more quickly than anticipated, our management, facilities and labor force may become insufficient to accommodate our expected growth. Also, although we have safeguards for emergencies and have arranged for back-up facilities to process information if the processing center in Phillipsburg, Kansas is not functioning, the occurrence of a major catastrophic event or other system failure at our processing center could interrupt document processing or result in the loss of stored data.
We compete in highly regulated industries, which may result in increased expenses or restrictions in our operations.
     We conduct business in a number of states and are subject to comprehensive regulation and supervision by government agencies in many of the states in which we do business. The primary purpose of such regulation and supervision is to provide safeguards for policyholders rather than to protect the interests of shareholders. The laws of the various state jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things, licensing to transact business, licensing of agents and unfair trade practices.
     We are a federal savings and loan holding company subject to regulation by the Office of Thrift Supervision and Federal Deposit Insurance Corporation, and subject to the laws and regulations of the State of Kansas and other states relating to insurance holding companies. Regulation of holding companies includes reporting requirements, maintenance of capital and financial condition, restrictions on affiliate transactions, restrictions on dividends, corporate governance requirements and commitments made during the holding company application process.
     Although we believe that we are currently in material compliance with statutes, regulations and ordinances applicable to our business and commitments made to government agencies, we cannot assure you that we will be able to maintain compliance without incurring significant expense, or at all. There is also no assurance that we have correctly determined the applicability of all statutes, regulations, ordinances and government commitments to our business, including, without limitation, the applicability of federal preemption of state law for activities believed by us to be subject to such preemption. In addition, our franchisees are also subject to comprehensive regulations and supervision and we cannot ensure their correct determination of the applicability of statutes, regulations and ordinances to their businesses and their material compliance therewith. Our failure to comply, or the failure of our franchisees to comply, with any current or subsequently enacted statutes, regulations, ordinances and commitments to government agencies could result in regulatory actions and negative publicity and have a material adverse effect on us.
     Furthermore, the adoption of additional statutes, regulations and ordinances, the agreement to further commitments to government agencies, changes in the interpretation and enforcement of current statutes, regulations and ordinances, changes in our ability to exert federal preemption, or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business, could have a material adverse effect on us.
We are subject to franchise law and regulations that govern our status as a franchisor and regulate some aspects of our franchise relationships. Our ability to develop new franchise locations and to enforce contractual rights against franchisees may be adversely affected by these laws and regulations, which could cause our franchise revenues to decline and adversely affect our growth strategy.
     We are subject to federal and state laws and regulations, including the regulations of the Federal Trade Commission, as well as similar authorities in individual states, in connection with the offer, grant and termination of franchises and the regulation of the franchisor-franchisee relationship. Our failure to comply with these laws could subject us to liability to franchisees and to fines or other penalties imposed by governmental authorities. In addition, we may become subject to litigation with, or other claims filed with state or federal authorities by, franchisees based on alleged unfair trade practices, implied covenants of good faith and fair dealing, payment of royalties, location of stores, advertising expenditures, franchise renewal criteria or express violations of franchise agreements. We cannot assure you that we will not encounter compliance problems from time to time, or that material disputes will not arise with one or more franchisees. Accordingly, our failure to comply with applicable franchise laws and regulations, or disputes with franchisees, could have a material adverse effect on our results of operations, financial condition and growth strategy.
Risks Related to Our Common Stock
Our Chairman of the Board, Robert D. Orr, is able to exert significant control over us and may act in a manner that is adverse to our other shareholders’ interests.
     As of May 28, 2008, Robert D. Orr, our Chairman of the Board, beneficially owned approximately 45.4% of our outstanding common stock. As a result, he is able to exert significant influence over:
•	the nomination, election and removal of our board of directors;

•	the adoption of amendments to our charter documents;

•	our management and policies; and

•	the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.
     Mr. Orr’s interests may conflict with the interests of other holders of our common stock and he may take actions affecting us with which other shareholders may disagree. For example, in order to retain his relative ownership position in our common stock, Mr. Orr may decide not to enter into a transaction in which our shareholders would receive consideration for their shares that is much higher than the cost of their investment in our common stock or than the then current market price of our common stock. Any decision regarding the ownership of our company that Mr. Orr may make at some future time will be in his absolute discretion
Our relatively low trading volume may limit shareholders’ ability to sell their shares.
     Although shares of our common stock are listed on the NASDAQ Global Market, our average daily trading volume has been approximately 40,600 shares during the three month period ended March 31, 2008. As a result of this low trading volume, shareholders may have difficulty selling a large number of shares of our common stock in the manner or at the price that might be attainable if our common stock were more actively traded.
The price of our common stock may fluctuate significantly, which may make it difficult for shareholders to resell common stock when they want or at a price they find attractive.
     Since January 1, 2005, our common stock has traded at prices ranging between $0.96 and $31.50 on the American Stock Exchange (until June 2005) and the NASDAQ Global Market. We expect that the market price of our common stock will continue to fluctuate. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:
•	actual or anticipated variations in our quarterly operating results;

•	actual or anticipated changes in the dividends we pay on our common stock;

•	recommendations by securities analysts;

•	changes in interest rates and other general economic conditions;

•	significant acquisitions, divestitures or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns, litigation, regulatory changes and other issues in our industry;

•	geopolitical conditions such as acts or threats of terrorism or military conflicts; and

•	relatively low trading volume.
Kansas law and our articles of incorporation and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that shareholders may consider favorable.
     Certain provisions of our articles of incorporation and our bylaws and of Kansas law may discourage, delay or prevent transactions that our shareholders may consider favorable, including transactions that could provide for payment of a premium over the prevailing market price of our common stock, and also may limit the price that investors are willing to pay in the future for our common stock. For example, our articles of incorporation contain provisions, such as allowing our board of directors to issue preferred stock with rights superior to those of our common stock without the consent of our shareholders, which could make it more difficult for a third party to acquire us without the consent of our board of directors. In addition, our bylaws establish that our independent directors have neither the right nor the obligation to vote for the nomination, election or removal of directors of our company; those rights and obligations rest solely with the representative of our controlling shareholder group.
Under certain circumstances, we may be required to redeem the series 2006 preferred stock at a premium.
     The certificate of designations of the series 2006 preferred stock provides that, if a triggering event occurs, the holder of series 2006 preferred stock may require us to redeem all or part of such holder’s series 2006 preferred stock at a price not less than 115 percent of the stated value of, plus accrued dividends on, the series 2006 preferred stock being redeemed. The triggering events that require us, at the option of the holder of series 2006 preferred stock, to redeem the stock include, among others and subject to certain conditions and to the extent within our control, our failure to have or maintain an effective registration statement for the sale of the underlying common stock, our suspension from trading or failure to have our common stock listed on the NASDAQ Global Market or a similar market, our failure to convert the series 2006 preferred stock into common stock pursuant to the terms of the certificate of designations, our failure to pay any required dividends to the holder of the series 2006 preferred stock, or our commencing bankruptcy proceedings or being adjudicated bankrupt or insolvent.
USE OF PROCEEDS
     The maximum proceeds to us from the sale of our common stock in this rights offering are estimated to be approximately $___ million in cash before deducting offering expenses allocable to and payable by us.
     We intend to use the net cash proceeds of the rights offering for general corporate purposes including providing financing to our subsidiaries for general operating purposes. In addition, our debt in the aggregate amount of approximately $11,500,000 to Brooke Holdings, Inc. will be reduced with respect to the exercise of their basic subscription privilege, and may be reduced further with respect to the exercise of their over-subscription privilege. The amount of such reduction cannot be determined at this time because of the limitation described in the following sentence. At no time will Brooke Holdings, Robert D. Orr or Leland G. Orr and any other of our officers or directors exercise their basic and over-subscription privileges if such exercise would cause Brooke Holdings, Robert D. Orr or Leland G. Orr and any other of our officers or directors collectively, as a group, to own more than 55% of our common stock.

CAPITALIZATION
     The following table describes capitalization as of March 31, 2008, on an actual basis and on a pro forma, as adjusted basis to give effect to the sale of all 15,934,706 shares offered in the rights offering (including application of net proceeds as described above) at a price of $  per share.

	At March 31, 2008
(In thousands, except share amounts)	Historical	Pro Forma
Current liabilities:
Accounts payable	$58,829	$—
Premiums payable to insurance companies	7,646	—
Deposits	121,911	—
Policy and contract liabilities	26,635	—
Payable under participation agreements	54,263	—
Accrued commission refunds	516	—
IBNR loss reserve	6,877	—
Unearned insurance premiums	3,629	—
Deferred income tax payable	1,911	—
Warrant Liability	900	—
Short-term debt	8,237	—
Current maturities of long-term debt	127,066	—

Total current liabilities	418,420	$—
Non-current Liabilities:
Long-term debt less current maturities	47,747	—
Servicing liability	14	—
Warrant liability	2,354	—

Total liabilities	468,535	$—

Minority Interest in subsidiary	35,090	$—

Shareholders’ Equity:
Common stock, $0.01 par value, 99,500,000 shares authorized, 14,224,021 and 14,224,021 shares issued and outstanding	142	—
Preferred stock series 2002 and 2002A, $25 par value, 110,000 shares authorized, 49,667 shares issued outstanding	1,242	—
Preferred stock series 2002B, $32 par value, 34,375 authorized, 24,331 shares issued and outstanding	779	—
Preferred stock series 2006, $1 par value, 20,000 authorized, 20,000 shares issued and outstanding	20	—
Additional paid-in-capital on preferred stock Series 2006	18,576	—
Discount on preferred stock series 2006	(1,350)	—
Additional paid-in capital	55,424	—
Accumulated other comprehensive income (loss)	(371)	—
Accumulated deficit	(28,707)	—

Total Shareholders’ Equity	45,755	$—

Total Liabilities and Shareholders’ Equity	$549,380	$—

     Following the closing of the rights offering, we intend to effect a reverse stock split of our outstanding shares of common stock in order to increase the market price per share. At this time, we have not determined the ratio of the reverse stock split nor have we determined any other details of such transaction. See “PROSPECTUS SUMMARY—Proposed Development—Reverse Stock Split.”

DILUTION
     Purchasers of our common stock in the rights offering will experience an immediate and substantial dilution of the net tangible book value of their common stock. At March 31, 2008, we had a net tangible book value of approximately $5.0 million, or $0.35 per share of our common stock held by continuing stockholders. After giving effect to and assuming the sale of 15,934,706 shares of our common stock in the rights offering and after deducting transaction and offering expenses, the pro forma net tangible book value at March 31, 2008, attributable to common stockholders would have been $                     million, or $                     per share of our common stock. This amount represents an immediate dilution to purchasers in the rights offering of $                    . The following table illustrates this per share dilution.

Subscription price		$—

Net tangible book value per share at March 31, 2008, before the rights offering	$0.35

Net increase in pro forma net tangible book value per share attributable to the rights offering	$—

Pro forma net tangible book value per share after giving effect to the rights offering		$—

Dilution in pro forma net tangible book value per share to purchasers		$—
     In addition, due to the consummation of the rights offering, our shareholders could experience further dilution of the net tangible book value of their common stock due to the immediate decrease in the exercise and conversion price of outstanding securities described under “RISK FACTORS.”
PRINCIPAL STOCKHOLDERS
     The following table sets forth the name, address and share ownership of each person, group or organization known to us to be the beneficial owner of more than 5% of our outstanding common stock. The number of shares reported as beneficially owned in such table is determined under rules of the Securities and Exchange Commission applicable to disclosure in this prospectus and is not necessarily indicative of beneficial ownership for other purposes. Under these rules, beneficial ownership includes any shares as to which a person has either sole or shared voting power or investment power and also any shares that a person has the right to acquire within 60 days of May 28, 2008.

		Percent of
	Shares	Common
	Beneficially	Stock
Name and Address of Beneficial Owner	Owned	Outstanding
Brooke Holdings, Inc., Robert D. Orr, Leland G. Orr	6,423,419	44.2%
210 West State Street Phillipsburg, Kansas 67661[1]

Jayhawk Capital Management, L.L.C.; Jayhawk	1,671,918	11.5%
Institutional Partners, L.P.; Kent C. McCarthy 5410 West 61st Place, Suite 100 Mission, Kansas 66205[2]

HBK Master Fund L.P.	1,711,765	11.8%
c/o HBK Investments L.P. 300 Crescent Court, Suite 700 Dallas, Texas 75201[3]

1	Robert D. Orr and Leland G. Orr, the principal shareholders of Brooke Holdings, are considered to beneficially own in excess of 5% of the outstanding shares of our common stock as of May 28, 2008.

2	Information as to the number of shares beneficially owned is furnished solely in reliance on the Schedule 13G filed on December 31, 2007 by Jayhawk Capital Management, L.L.C., Jayhawk Institutional Partners, L.P. and Kent C. McCarthy. The Schedule 13G indicates that Mr. McCarthy controls Jayhawk Capital Management, and Jayhawk Capital Management is the general partner of Jayhawk Institutional Partners. Of the 1,671,918 shares beneficially owned, 300,000 are exercisable pursuant to outstanding warrants. However, some of the shares indicated are not currently owned and may not ever be owned by the selling stockholder as a result of restrictive provisions in the outstanding warrant that restricts the exercise of securities by Jayhawk to the extent that such exercise would result in the ownership of greater than 9.99% of our common stock.

3	Of the 1,711,765 shares beneficially owned, 1,176,471 shares are issuable upon conversion of the 2006 preferred stock and 235,294 shares are issuable upon exercise of the series 2006 warrants. Also, includes 200,000 shares held by Steelhead Investments Ltd. over which HBK Investments LP, an affiliate of HBK Master Fund L.P., has shared voting and dispositive power and 100,000 shares issuable upon exercise of an outstanding warrant held by Steelhead Investments Ltd. over which HBK Investments LP, an affiliate of HBK Master Fund L.P., has shared voting and dispositive power. However, some of the shares indicated are not currently owned and may not ever be owned by HBK as a result of restrictive provisions in the outstanding warrants that restrict the exercise of securities by HBK to the extent that such exercise would result in the ownership of greater than 9.99% of our common stock.
THE RIGHTS OFFERING
     Before exercising any subscription rights, you should read carefully the information set forth under “RISK FACTORS.”
Subscription Privileges
     Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.
     Basic Subscription Privilege. The basic subscription privilege of each whole right entitles you to purchase one share of our common stock at the subscription price of $  per share. You will receive one subscription right for each share of our common stock you owned at the close of business on the record date, or, in the case of the holders of series 2006 securities, for each share of common stock on an as converted or as exercised basis as of the close of business on the record date. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to the holders of record who purchase shares in the rights offering certificates representing the shares purchased with a holder’s basic subscription privilege promptly after the rights offering has expired.
     Over-Subscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of our common stock up to the number of shares for which you subscribed under your basic subscription privilege, upon delivery of the required documents and payment of the subscription price of $  per share, before the expiration of the rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and other holders of subscription rights do not exercise their basic subscription privileges in full.
     Pro Rata Allocation. If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of our common stock pro rata among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have subscribed for under the over-subscription privilege.
     Full Exercise of Basic Subscription Privilege. You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege. When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.
     Return of Excess Payment. If you exercised your over-subscription privilege and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, promptly after the expiration date of the rights offering. We will deliver to the holders of record who purchase shares in the rights offering certificates representing the shares of our common stock that you purchased promptly after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed.
Commitments of Executive Officers and Brooke Holdings, Inc.
     All of our executive officers have agreed to fully exercise the 6,523,537 basic subscription rights that they will be receiving with respect to common stock beneficially owned by them, subject to the limitation described below.
     Robert D. Orr and Brooke Holdings, Inc., our largest shareholder who owned approximately 44.5% of our common stock as of May 28, 2008, intend to fully exercise the 6,458,913 basic subscription rights that they will be receiving with respect to common stock beneficially owned by them, subject to the limitation discussed below. Brooke Holdings, Inc. intends to retire a portion of our outstanding debt in exchange for the exercise of its basic subscription rights. In addition, Brooke Holdings, Inc. intends to fully exercise its over-subscription privilege and may retire additional outstanding debt in exchange for the exercise of its over-subscription privilege. However, at no time will Brooke Holdings, Robert D. Orr or Leland G. Orr and any other of our executive officers or directors exercise their basic and over-subscription privileges if such exercise would cause Brooke Holdings, Robert D. Orr or Leland G. Orr and any other of our executive officers or directors collectively, as a group, to own more than 55% of our common stock.
Subscription Price
     The subscription price for an exercised subscription right is $  per share.
Determination of Subscription Price
     Our board of directors set all of the terms and conditions of the rights offering. The board of directors makes no recommendation to you about whether you should exercise any of your subscription rights. The board of directors considered the following factors in establishing the subscription price:
•	strategic alternatives for capital raising;

•	the anticipated financial effect of the rights offering;

•	the recent market price of our common stock;

•	the pricing of similar transactions;

•	shareholder incentive to participate in the rights offering;

•	our business prospects; and

•	general conditions in the securities markets.

     The $___ per share subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, the future market value of our common stock, or any other established criteria for value. There can be no assurance that you will be able to sell shares purchased in this offering at a price equal to or greater than the $___ per share subscription price. On ___ __, 2008, the closing price of a common share on the NASDAQ Global Market was $___. No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of the rights offering.
     We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the subscription price as an indication of the value of us or our common stock. See “RISK FACTORS.”
Expiration Date, Extensions and Termination
     We will keep the rights offering open until ___ __, 2008. You may exercise your subscription right at any time at or before 5:00 p.m., Eastern Daylight Time, on ___ __, 2008, the expiration date for the rights offering. However, we may extend the offering period for exercising your subscription rights from time to time in our sole discretion, with such extension not to exceed 30 business days. If you do not exercise your subscription rights before the expiration of the rights offering, your unexercised subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.
     We may, as mentioned above, extend the expiration of the rights offering from time to time by giving oral or written notice to the subscription agent on or before the scheduled expiration of the rights offering, for a period not to exceed 30 business days. If we elect to extend the completion of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the most recently announced expiration of the rights offering.
     We may unilaterally terminate or withdraw the rights offering until the expiration of the rights offering. See “Withdrawal and Amendment” below.
Reasons for the Rights Offering
     In approving the rights offering, our board of directors carefully evaluated our need for financial flexibility and additional capital. The board also considered alternative capital raising methods that are available to us, some of which have also recently been employed by us, including, among other things, the costs and expenses associated with such methods. In conducting its analysis, the board of directors also considered the effect on the ownership percentage of the current holders of our common stock caused by the rights offering, the pro-rata nature of a rights offering to our shareholders, the market price of our common stock and general conditions of the securities markets.
     After weighing the factors discussed above and the effect of the rights offering of potentially generating cash proceeds of approximately $ million, before expenses, in additional capital for us, we determined to initiate this rights offering. As described in “USE OF PROCEEDS,” the proceeds of the rights offering are intended to be used for general corporate purposes and to retire debt.
Non-transferability of the Subscription Rights
     Except in the limited circumstances described below, only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.
     Notwithstanding the foregoing, your subscription rights may be transferred by operation of law; for example, a transfer of subscription rights to the estate of the recipient upon the death of the recipient would be permitted. If the subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration of the rights offering.

Withdrawal and Amendment
     We reserve the right to withdraw or terminate this rights offering at any time for any reason until the expiration of the rights offering. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by shareholders will be returned. Interest will not be payable on any returned funds.
     We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider significant, we will:
•	mail notice of the amendment to all shareholders of record as of the record date; and

•	if necessary, extend the expiration of the rights offering at least 10 days following the date of such amendment.
     The extension of the expiration of the rights offering will not, in and of itself, be treated as a significant amendment for these purposes.
     You may exercise your subscription rights by delivering the following to the Subscription Agent, at or prior to 5:00 p.m., Eastern Daylight Time, on ___ __, 2008, the date on which the subscription rights expire:
•	your properly completed and executed rights certificate with any required supplemental documentation; and

•	your full subscription price payment for each share subscribed for under your basic subscription rights and for your over-subscription rights.
Certificates for Common Stock
     As soon as practicable after the expiration of the rights offering, the subscription agent will mail to each exercising subscription rights holder of record that has validly exercised the basic subscription rights a certificate representing common stock purchased pursuant to the basic subscription rights. The subscription agent also will arrange for issuance through DTC of shares subscribed for by or through DTC participants. Certificates representing the over-subscription shares will be delivered as soon as practicable after the expiration of the subscription period so that we may make such pro-rations as may be necessary in the event the over-subscription requests exceed the number of remaining available shares in the rights offering.
How to Exercise Your Rights
     Rights holders may subscribe to purchase shares by:
•	completing and signing the rights certificate which accompanies this prospectus;

•	mailing or delivering the rights certificate to American Stock Transfer & Trust Company, the subscription agent, at the appropriate address in the table below; and

•	sending with your rights certificate the required payment for the exercise of your basic subscription rights and over-subscription rights.
     For your convenience, a self-addressed envelope is enclosed with this prospectus, which you may use if you return the rights certificate and payment by mail.
     You should carefully read and follow those instructions. In order for a subscription to be accepted, the subscription agent must receive the rights certificate and payment for the before the expiration of the subscription period.

     You should make payment in full for the exercise of your basic subscription rights and over-subscription rights by cashier’s or certified check drawn upon a United States bank payable to “American Stock Transfer & Trust Company, as Subscription Agent” or by wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at JP Morgan Chase Bank, ABA #021000021, Account No. 957-341-237. You should mail or deliver checks and completed rights subscription certificates to the subscription agent at:
 If by mail:
 American Stock Transfer & Trust Company
 Operations Center
 Attn: Reorganization Department
 P.O. Box 2042
 New York, New York 10272-2042
 If by registered, certified, or express mail, overnight delivery or in person:
 American Stock Transfer & Trust Company
 Operations Center
 Attn: Reorganization Department
 6201 15th Avenue
 Brooklyn, New York 11219
     The subscription agent’s facsimile number for eligible institutions only is (718) 234-5001. The telephone number for confirmation of receipt of facsimiles is (718) 921-8317.
     Any rights holder who has not submitted a properly completed rights certificate along with payment of the subscription price to the subscription agent by 5:00 p.m., Eastern Daylight Time, on                      ___, 2008, unless such subscription period is extended by us, shall forfeit all rights to subscribe in the rights offering.
Acceptance of Subscriptions
     We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of basic or over-subscription rights. Our determination of these questions will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.
     Rights certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor the subscription agent has any duty to give notification of any defect or irregularity in connection with the submission of rights certificates or any other required document. Neither we nor the subscription agent will incur any liability for failure to give such notification.
     We reserve the right to reject any exercise of basic or over-subscription rights if the exercise does not fully comply with the terms of the rights offering or is not in proper form or if the exercise of rights would be unlawful.
Revocation
     Unless our board of directors withdraws or terminates the rights offering, all exercises of rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $___ per share.
Incomplete Forms; Insufficient Payment
     If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of basic and over-subscription rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of subscription rights that may be exercised based on the actual payment delivered. We will return any payment not applied to the purchase of shares under the rights offering procedures to those who made these payments as soon as practicable by mail. Interest will not be payable on amounts refunded.
Notice to Beneficial Holders
     If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on                      ___, 2008, the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.
Beneficial Owners
     If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.
Instructions for Completing your Rights Certificate(s)
     You should read and follow the instructions accompanying the rights certificate(s) carefully.
     If you want to exercise your subscription rights, you should send your rights certificate(s) with your subscription price payment to the subscription agent at the addresses indicated above. A self-addressed envelope is provided with this prospectus, which you may use if you send the rights certificate and payment by mail. Do not send your rights certificate(s) or subscription price payment to us.
     YOU ARE RESPONSIBLE FOR THE METHOD OF DELIVERY OF YOUR RIGHTS CERTIFICATE(S) WITH YOUR SUBSCRIPTION PRICE PAYMENT TO THE SUBSCRIPTION AGENT. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires.

Regulatory Limitation
     We will not be required to issue common stock to you pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.
Procedures for DTC Participants
     If you are a participant in The Depository Trust Company, or DTC, and the shares you own are held through DTC, we expect that your exercise of your basic subscription rights and oversubscription rights may be made through the facilities of DTC. Payment for each share subscribed for under the basic subscription right must be made at the time the rights are exercised. You will be obligated to pay for over-subscription shares within five business days after receiving notice from us as to how many (if any) shares have been allocated to you under the over-subscription rights.
No Board Recommendation
     An investment in our common stock must be made according to each investor’s evaluation of its own best interests. Accordingly, our board of directors is not making any recommendation as to whether you should exercise your subscription rights. In making the decision to exercise or not exercise your subscription rights, you must consider your own best interests. You are urged to make your decision based on your own assessment of our business and the rights offering. Among other things, you should carefully consider the risks that are described under the heading “RISK FACTORS.”
Common Stock Outstanding after the Rights Offering
     Upon the issuance of the common stock offered in the rights offering, up to 30,458,647 shares of common stock will be issued and outstanding if all rights are exercised. This would represent an approximate 110.3% increase in the number of common stock on the record date for the rights offering and an approximate 117.8% increase assuming the deemed conversion or exercise of all series 2006 securities.
Other Matters
     We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any of our common stock from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the rights offering.
Fees and Expenses
     We will pay all fees charged by the information agent and the subscription agent. In addition, we will pay all fees payable pursuant to tail rights existing in underwriting agreements entered into as part of the private placement of the Company’s securities in 2006 and 2007 should the investors from those transactions elect to exercise their basic or over-subscription privileges. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither we, the information agent nor the subscription agent will pay such expenses.
Issuance of Common Stock Certificates
     Common stock certificates for shares purchased in this rights offering through the exercise of basic subscription rights will be issued as soon as practicable after the expiration of the rights offering. Certificates representing the over-subscription shares will be delivered as soon as practicable after the expiration of the subscription period and after we have (1) made such pro-rations as may be necessary in the event the over-subscription requests exceed the number of remaining available shares in the rights offering and (2) notified over-subscribing rights holders as to how many (if any) shares over-subscribed have been allocated to them. Our subscription agent, American Stock Transfer & Trust Company, will deliver subscription payments to us only after consummation of this rights offering and the issuance of share certificates to our shareholders that exercised rights and the issuance through DTC of shares subscribed for through DTC.
Information Agent
     We have appointed The Altman Group, Inc. as Information Agent for the rights offering. Under certain circumstances, we may indemnify the information agent from certain liabilities that may arise in connection with the rights offering.
Subscription Agent
     We have appointed American Stock Transfer & Trust Company as subscription agent for the rights offering. Under certain circumstances, we may indemnify the subscription agent from certain liabilities that may arise in connection with the rights offering.
IMPORTANT
     PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO                      ___, 2008.
If You Have Questions
     If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus or the Instructions for Use of Brooke Corporation Subscription Rights Certificates, you should contact the information agent at the following address and telephone number:

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     A holder should be aware that: (a) this discussion with respect to certain United States federal income tax consequences of owning the subscription rights is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer; (b) such discussion was written in connection with the promotion or marketing (within the meaning of Internal Revenue Service (the “Service”) Circular 230) of the transactions or matters addressed by such discussion; and (c) each taxpayer should seek advice based on its particular circumstances from an independent tax advisor.
     The following discussion is a summary of certain U.S. federal income tax consequences of the rights offering to holders of common stock and series 2006 securities who hold such shares as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders who are U.S. persons, which is defined as a citizen or resident of the United States, a domestic corporation, any estate the income of which is subject to U.S. federal income taxation regardless of source, and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has a valid election in place to be treated as a U.S. person.
     This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including holders of options or warrants, holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation. In the case of a holder that is an entity treated as a partnership for U.S. federal income tax purposes, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership.
     We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. Accordingly, we urge each holder of our common stock and series 2006 preferred stock to consult his or its own tax advisor with respect to the particular tax consequences to such holder of the rights offering and the exercise of the subscription rights, including state and local tax consequences.
Holders of Common Stock
     The federal income tax consequences to a holder of common stock on the receipt of subscription rights under the rights offering should be as follows:
     • A holder should not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights in the rights offering.
     • Except as provided in the following sentence, the tax basis of the subscription rights received by a holder in the rights offering should be zero. If either (a) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to 15% or greater of the fair market value on such date of the common stock with respect to which the subscription rights are received or (b) the holder irrevocably elects, by attaching a statement to his or its federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of the holder’s common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock should be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed.

•	A holder who allows the subscription rights received in the rights offering to expire should not recognize a tax loss, and the tax basis of the common stock owned by such holder with respect to which such subscription rights were distributed should be equal to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

•	A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.

•	The tax basis of the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the subscription rights as described above.

•	The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.
Holders of Series 2006 Securities
     The federal income tax consequences to a holder of series 2006 securities on the receipt of subscription rights under the rights offering should be as follows:
•	A holder should be treated as receiving a distribution in an amount equal to the fair market value of the subscription rights that it receives.

•	To the extent that the distribution is made out of our earnings and profits, it will be a taxable dividend to the holder. If the amount of the distribution received by the holder exceeds the holder’s proportionate share of our earnings and profits, the excess will reduce the holder’s tax basis in the series 2006 preferred stock that it holds, and to the extent that the excess is greater than the holder’s tax basis in its shares, it will be treated as gain from the sale of the series 2006 preferred stock. If the holder has held the applicable series 2006 preferred stock for more than one (1) year, the gain should be treated as long-term capital gain.

•	A holder’s tax basis in the subscription rights that it receives should equal the fair market value of the subscription rights on the date of the distribution.

•	A holder who allows the subscription rights received in the rights offering to expire generally should recognize a capital loss, the deductibility of which would be subject to applicable tax law limitations.

•	A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.

•	The tax basis of the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder’s tax basis in the subscription rights as described above.

•	The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
     Our common stock, $.01 par value, has traded under the symbol “BXXX” on the NASDAQ Global Market since June 20, 2005. Our common stock was traded on the American Stock Exchange from May 29, 2003 until June 17, 2005 under the symbol “BXX.” From November 1, 2002 until May 28, 2003, the common stock was traded on the OTC Bulletin Board. Prior to November 2002, there was no public trading market for our common stock.
     During the two most recently completed fiscal years, the high and low prices for our common stock for each quarter have been as follows:

Quarter	Ending	Market	High Bid/Sale	Low Bid/Sale
First	March 31, 2006	NASDAQ	$14.00	$9.77
Second	June 30, 2006	NASDAQ	$13.13	$10.14
Third	September 30, 2006	NASDAQ	$13.00	$11.00
Fourth	December 31, 2006	NASDAQ	$13.00	$9.10

First	March 31, 2007	NASDAQ	$13.74	$11.32
Second	June 30, 2007	NASDAQ	$15.74	$11.60
Third	September 30, 2007	NASDAQ	$14.60	$9.19
Fourth	December 31, 2007	NASDAQ	$10.26	$5.60
First	March 31, 2008	NASDAQ	$7.59	$2.12
     On                                          , 2008, the closing price for our common stock on the NASDAQ Global Market was $___ per share.
Dividends.
     Our board of directors has declared regular cash dividends since the second quarter of 2000. However, we currently intend to carefully consider recent market conditions and intend to cease paying regular cash dividends on our common stock in the future until these market conditions stabilize and the board determines to resume the payment of dividends. Any decision to pay future dividends to holders of our common stock will be at the discretion of our board of directors and such decision will depend on many factors, including our financial condition, earnings, legal requirements and other factors as our board of directors deems relevant. The certificate of designations, preferences and rights of our series 2006 preferred stock restricts our ability to pay dividends on our common stock in excess of amounts set forth therein, but allows us, subject to certain exceptions, to continue to pay dividends at our current rate. We are required to receive the approval of the holders of our series 2006 preferred stock for the payment of dividends on our common stock if the aggregate amount of dividends paid on all securities over the previous twelve-month period exceeds our current or accumulated earnings and profits (as defined in the certificate of designations for the series 2006 preferred stock), or if, beginning in October 2008, as a result of the payment of the proposed dividend to the holders of the common stock, the dividend yield (as defined in the certificate of designations for the series 2006 preferred stock) on our common stock calculated over the previous twelve-month period exceeds the dividend yield calculated over the previous twelve-month period on the series 2006 preferred stock.
     During our last two fiscal years and the first quarter of 2008, we paid dividends per share as follows:

2008		2007		2006
Quarter	Dividend	Quarter	Dividend	Quarter	Dividend
First	$0.18	First	$0.18	First	$0.16
		Second	0.18	Second	0.18
		Third	0.18	Third	0.18
		Fourth	0.18	Fourth	0.18

DESCRIPTION OF COMMON STOCK
     As of May 28, 2008, we had outstanding 14,523,941 shares of common stock held by 452 stockholders of record. As of May 28, 2008, we had outstanding options (including vested and unvested options) to purchase 53,802 shares of our common stock.
     Our common stock is listed on the NASDAQ Global Market under the trading symbol “BXXX” and has the following rights, preferences and privileges. The following description of the terms of our capital stock is a summary and is qualified in its entirety by the provisions of our Amendment and Restatement to the Articles of Incorporation and Bylaws and by provisions of Kansas corporate and other applicable state law.
•	Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

•	Dividends. Holders of common stock are entitled to receive dividends as, when and if dividends are declared by our board of directors out of assets legally available for the payment of dividends.

•	Liquidation. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we will need to pay the applicable distribution to the holders of our preferred stock before distributions are paid to the holders of our common stock.

•	Rights and preferences. Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
PLAN OF DISTRIBUTION
     We are offering shares of our common stock pursuant to this rights offering directly to holders of our common stock and holders of our series 2006 securities on the record date. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.
     We will pay the fees and expenses of American Stock Transfer & Trust Company and The Altman Group, Inc., as subscription agent and information agent, respectively, and have agreed to indemnify the subscription agent and the information agent from any liability it may incur in connection with this offering.
     On or about                                          , 2008, we will distribute the rights and copies of this prospectus to the holders of record of our common stock and series 2006 securities as of the record date. If you wish to exercise your rights and subscribe for new common stock, you should follow the procedures described under “THE RIGHTS OFFERING—How to Exercise Your Rights.” The rights generally are non-transferable; please see “THE RIGHTS OFFERING—Non-transferability of the Subscription Rights.”
     Brooke Holdings, Inc. intends to retire debt in payment for the exercise of its basic subscription privilege and may retire additional outstanding debt to the extent it exercises its over-subscription privilege as described above under “USE OF PROCEEDS.”

     We entered into two separate underwriting agreements pursuant to the private offering of securities in September 2006 and June 2007. Both agreements provide for the payment of a tail commission should the investors involved in such offerings participate in a subsequent offering of common stock within a two-year and one-year time frame, respectively. Thus, should the investors from the prior private offerings elect to subscribe for common stock pursuant to the rights offering, we will be required to pay certain compensation to those underwriters pursuant to such tail right.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     This prospectus incorporates information and documents by reference that are not presented in or delivered with it. This means that we have disclosed important business, financial, and other information by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this prospectus.
     This prospectus incorporates by reference the documents listed below, which we have filed with the SEC:
•	Annual Report on Form 10-K for the year ended December 31, 2007, filed March 17, 2008, including our audited financial statements as of December 31, 2007 and 2006, and our results of operations and cash flows for each of the years in the three year period ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed May 14, 2008;

•	Current Report on Form 8-K filed March 6, 2008;

•	Current Report on Form 8-K filed March 13, 2008;

•	Definitive Proxy Statement filed April 28, 2008 and amended on May 1, 2008;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on June 13, 2005, including any other amendment or report filed for the purpose of updating such information.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to Item 2.02, Item 7.01 or, if applicable, Item 8.01 in any Current Report on Form 8-K) after the date of this registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated into this prospectus by reference and to be a part hereof from the date of filing of any such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     We will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus. These filings are readily available on our website at http://www.brookecorp.com or you may request a copy of these filings at no cost by making written or oral request for copies to:
Brooke Corporation
8500 College Boulevard
Overland Park, Kansas 66210
Attention: Carl Baranowski
Telephone: (913) 661-0123
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-3 with respect to the subscription rights and the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.
     We file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 100 F. St. N.E., Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at (800) SEC-0330 for further information about the Public Reference Room.
EXPERTS
     The consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2007, incorporated herein by reference, have been audited by Summers, Spencer & Callison, CPAs, Chartered, an independent registered public accounting firm, as indicated in their report with respect thereto. Such financial statements have been so incorporated herein by reference in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.
LEGAL MATTERS
     Kutak Rock LLP, Denver, Colorado will pass upon certain matters regarding the validity of the shares of common stock being offered in this prospectus.
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Our articles of incorporation contain provisions that limit the liability of our directors as permitted by the Kansas General Corporate Code. Our articles of incorporation provide that, subject to certain conditions, the Company shall indemnify its directors, officers, employees or agents against liabilities incurred by them in connection with a suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if they had no reasonable cause to believe their conduct was unlawful.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.

     The only sources of information given to you by us about your investment decision are this prospectus and any documents referred to in this prospectus. We did not authorize anyone to give you any other information about your investment decision.
     This prospectus is not an offer to sell securities and is not meant to induce the sale of securities if it would violate state law. If the persons who are trying to offer the securities for sale, or the persons who receive those offers for sale are prohibited from doing so under state law, this prospectus is not meant to induce sale of the securities described in this prospectus.
15,934,706 Shares of Common Stock
Rights to purchase up to 15,934,706 Shares of
Common Stock at $      per Share
COMMON STOCK

PROSPECTUS

                        , 2008

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following are the initial costs and expenses, other than underwriting discounts and commissions, in connection with the registration and sale of the shares of our common stock:

Securities and Exchange Commission Registration Fee	$604.32
Printing and Engraving Expenses	50,000
Legal Fees and Expenses	100,000
NASDAQ Listing Fee	65,000
Subscription Agent and Information Agent Fees and Expenses	36,500
Accounting Fees and Expenses	5,000
Total	$257,104.32

     All expenses are estimated, except for the Securities and Exchange Commission registration fee. All the expenses have been or will be incurred by us and not by the selling shareholders.
Item 15. Indemnification of Directors and Officers.
     Section 17-6305 of the Kansas General Corporation Code provides generally and in pertinent part that a Kansas corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, except actions by or in the right of the corporation, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 17-6305 further provides that in connection with the defense or settlement of any action by or in the right of the corporation to procure a judgment in its favor, a Kansas corporation may indemnify its directors, officers, employees or agents against expenses actually and reasonably incurred by them in connection with the defense or settlement of the action or suit if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; provided, however, that no indemnification shall be made in any action as to which they have been adjudged to be liable to the corporation unless, and only to the extent that, a court deciding such action determines that, despite the adjudication of liability but in view of all of the circumstances of the case, they are fairly and reasonably entitled to indemnification for such expenses as the court deems proper.
     Article VIII of the Company’s Amendment and Restatement to the Articles of Incorporation (the “Articles”) provides as follows:
     1. The corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     2. The corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     3. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceedings referred to in subsections 1 and 2 above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.
     4. Any indemnification under subsections 1 and 2 above, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has made the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors of the corporation by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or, if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by legal counsel in a written opinion, or by the shareholders of the corporation.
     5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.
     6. The indemnification provided in this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise; both as to action in his official capacity and as to action in another capacity while holding such office; and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
     7. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.
     8. In no event shall, the corporation indemnify any person against expenses, penalties, or other payments incurred in an administrative proceeding or action that results in a final order assessing civil money penalties or requiring affirmative action by such individual or individuals in the form of payments to the corporation.
     Section 17-6002(b)(8) of the Kansas General Corporation Code provides that Article VIII of our Articles does not limit or eliminate liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Code or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16. Exhibits and Financial Statement Schedules.
     (a) The exhibits filed as a part of this registration statement are listed below:

Exhibit
Number	Description
4.01#	Form of Subscription Rights Certificate

5.01#	Opinion of Kutak Rock LLP

23.01#	Consent of Summers, Spencer & Callison, CPAs

24.01#	Power of Attorney (page II-5)

99.1#	Form of Instruction for Use of Brooke Corporation Subscription Rights Certificates

99.2#	Form of Letter to Stockholders who are Record Holders

99.3#	Form of Letter to Nominee Holders Whose Clients are Beneficial Holders

99.4#	Form of Letter to Clients of Nominee Holders

99.5#	Form of Nominee Holder Certification

99.6#	Form of Beneficial Owner Election

#	Filed herewith.
     (b) Financial Statement Schedules:
     The financial statement schedules are omitted because they are not required or are not applicable, or the required information is provided in the consolidated financial statements or notes thereto incorporated by reference in the prospectus.
Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Overland Park, State of Kansas on May 28, 2008.

Brooke Corporation

(Registrant)

Date: May 28, 2008	By:	/s/ Leland G. Orr

Leland G. Orr
Chief Executive Officer, President and Vice Chairman of
the Board

POWER OF ATTORNEY
     Each of the undersigned, whose signatures appear below, hereby constitute and appoint Robert D. Orr, Leland G. Orr, or either of them, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 is signed by the following persons in the capacities and on the dates indicated.

Date: May 28, 2008	/s/ Robert D. Orr

Robert D. Orr, Chairman of the Board of Directors

Date: May 28, 2008	/s/ Leland G. Orr
Leland G. Orr, Chief Executive Officer (Principal
Executive Officer), President and Vice Chairman of the
Board of Directors

Date: May 28, 2008	/s/ Travis Vrbas
Travis Vrbas, Chief Financial Officer (Principal
Accounting and Financial Officer), Treasurer and Assistant
Secretary

Date: May 28, 2008	/s/ John L. Allen
John L. Allen, Director

Date: May 28, 2008	/s/ Joe L. Barnes
Joe L. Barnes, Director

Date: May 28, 2008	/s/ Mitchell G. Holthus
Mitchell G. Holthus, Director

Exhibit Index

Exhibit
Number	Description
4.01#	Form of Subscription Rights Certificate

5.01#	Opinion of Kutak Rock LLP

23.01#	Consent of Summers, Spencer & Callison, CPAs

24.01#	Power of Attorney (page II-5)

99.1#	Form of Instruction for Use of Brooke Corporation Subscription Rights Certificates

99.2#	Form of Letter to Stockholders who are Record Holders

99.3#	Form of Letter to Nominee Holders Whose Clients are Beneficial Holders

99.4#	Form of Letter to Clients of Nominee Holders

99.5#	Form of Nominee Holder Certification

99.6#	Form of Beneficial Owner Election

#	Filed herewith.